Independent Registered Public Accounting Firm's Consent

The Board of Directors and Stockholders
G2 Ventures, Inc.
Dallas, Texas

We consent to the use and inclusion in your Form S-1 Registration Statement and the Prospectus, which is part of the Registration Statement, of our report dated April 2, 2008 on our audit of the financial statements of G2 Ventures, Inc. at December 31, 2007 and for the years ended December 31, 2007 and 2006 and for the period from September 26, 2002 (inception) through December 31, 2007.

We also consent to the reference to our Firm under the caption "Experts" in the Registration Statement and Prospectus.

/s/ "Turner, Stone & Company, LLP"
Certified Public Accountants
April 2, 2008